UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 13, 2026

Phillips 66

(Exact name of registrant as specified in its charter)

Delaware	001-35349	45-3779385
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2331 CityWest Boulevard

Houston, Texas 77042

(Address of Principal Executive Offices and Zip Code)

(832) 765-3010

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.01 par value	PSX	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

Term Loan Agreement

On March 18, 2026 (the “Term Loan Closing Date”), Phillips 66 Company (the “Company”), a wholly owned subsidiary of Phillips 66 (“Phillips 66”), entered into a 364-day, $2.25 billion term loan credit agreement with a syndicate of banks and other financial institutions party thereto and Mizuho Bank, Ltd., as administrative agent (the “Term Loan Agreement”). The Term Loan Agreement is guaranteed by Phillips 66.

The Term Loan Agreement provides for a single borrowing on the Term Loan Closing Date and matures 364 days after the Term Loan Closing Date. The Term Loan Agreement contains customary covenants similar to those contained in the Company’s revolving credit agreement, including a maximum consolidated net debt-to-capitalization ratio of 65% as of the last day of each fiscal quarter. The Term Loan Agreement has customary events of default, such as nonpayment of principal when due; nonpayment of interest, fees or other amounts after grace periods; and violation of covenants. The Company may at any time prepay outstanding borrowings under the Term Loan Agreement, in whole or in part, without premium or penalty. As of the Term Loan Closing Date, the Company had borrowed the entire $2.25 billion under the Term Loan Agreement.

Outstanding borrowings under the Term Loan Agreement bear interest at either: (a) Term SOFR (as described in the Term Loan Agreement) in effect from time to time plus an applicable margin of 1.100%; or (b) the reference rate (as described in the Term Loan Agreement) plus an applicable margin of 0.100%.

Amendment to Receivables Facility

On March 13, 2026, the Company amended the Company’s accounts receivable securitization program. In connection therewith, the Company entered into the Fourth Amendment to Receivables Purchase and Financing Agreement (the “Receivables Facility Amendment”) to amend its existing Receivables Purchase and Financing Agreement dated September 30, 2024 (as amended, the “RPFA”), among the Company, as servicer, Phillips 66 Receivables LLC, as SPE (the “SPE”), the purchaser/lenders party thereto from time to time, PNC Capital Markets LLC, as structuring agent, and PNC Bank, National Association, as administrative agent.

The Receivables Facility Amendment amends the RPFA to, among other things, (i) increase the maximum facility size from $1.25 billion to $1.75 billion and (ii) permit the SPE to request a future increase in the maximum facility size to up to $2.0 billion.

Certain of the banks and other financial institutions that are party to the Term Loan Agreement and the RPFA and their affiliates have provided and may, from time to time, continue to provide investment banking, financial advisory, lending and/or commercial banking services to Phillips 66, the Company and their affiliates, for which they have received, and may in the future receive, customary compensation and reimbursement of expenses.

The foregoing descriptions of the Term Loan Agreement and the Receivables Facility Amendment are not complete and are qualified in their entirety by reference to the full text of the Term Loan Agreement and the Receivables Facility Amendment, which are filed as Exhibits 10.1 and 10.2 hereto, respectively, and incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

10.1	Term Loan Credit Agreement dated as of March 18, 2026, among Phillips 66 Company, as borrower, Phillips 66, as guarantor, the lenders party thereto, and Mizuho Bank, Ltd., as administrative agent.

10.2	Fourth Amendment to Receivables Purchase and Financing Agreement dated as of March 13, 2026, among Phillips 66 Receivables LLC, the persons from time to time party thereto as purchaser/lenders, PNC Bank, National Association, as Administrative Agent, Phillips 66 Company, as servicer, and PNC Capital Markets LLC, as structuring agent.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHILLIPS 66

By:	/s/ Vanessa A. Sutherland
Name:	Vanessa A. Sutherland
Title:	Executive Vice President

March 18, 2026